Exhibit 10.5

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

SHARE OPTION AWARD AGREEMENT
(Performance-Based Share Options)

GRANTED UNDER THE HILB ROGAL & HOBBS COMPANY

2007 SHARE INCENTIVE PLAN

(as amended and restated on December 30, 2009 by Willis Group Holdings Limited and as
amended and restated and assumed by Willis Group Holdings Public Limited Company on
December 31, 2009)

THIS SHARE OPTION AWARD AGREEMENT (this “Agreement”), effective as of [INSERT DATE] is made by and between Willis Group Holdings Public Limited Company and any successor thereto (hereinafter referred to as the “Company”) and the individual (the “Optionee”) who has duly completed, executed and delivered the Option Acceptance Form, a copy of which is attached hereto as Schedule A and which is deemed to be a part hereof (the “Acceptance Form”) and; if applicable the Agreement of Restrictive Covenants and Other Obligations, a copy of which is set out in Schedule C attached hereto and deemed to be a part hereof;.

WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee (as hereinafter defined) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option (as hereinafter defined) provided for herein to the Optionee as an incentive for increased efforts on the part of the Optionee during the Optionee’s employment with the Company or its Subsidiaries (as hereinafter defined), and has advised the Company thereof and instructed the undersigned officer to prepare said Option.

NOW, THEREFORE, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Defined terms used in this Agreement shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.

 Section 1.1 — Act

“Act” shall mean the Companies Act 1963 of Ireland.

Section 1.2 — Adjusted Earnings Per Share

“Adjusted Earnings Per Share” shall mean the adjusted earnings per share as stated by the Company in its annual financial results as issued by the Company with respect to the Performance Period.

Section 1.3 — Adjusted Operating Margin

“Adjusted Operating Margin” shall mean the adjusted operating margin as stated by the Company in its annual financial results as issued by the Company with respect to the Performance Period.

 Section 1.4 — Board

“Board” shall mean the board of directors of the Company.

Section 1.5 — Cause

“Cause” shall mean (i) the Optionee’s continued and/or chronic failure to adequately and/or competently perform his material duties with respect to the Company or its Subsidiaries after having been provided reasonable notice of such failure and a period of at least ten days after the Optionee’s receipt of such notice to cure and/or correct such performance failure, (ii) willful misconduct by the Optionee in connection with the Optionee’s employment which is injurious to the Company or its Subsidiaries (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by the Optionee to the Company or its Subsidiaries), (iii) conviction of any criminal act (other than minor road traffic violations not involving imprisonment), (iv) any breach of the Optionee’s restrictive covenants and other obligations as provided in Schedule C to this Agreement (if applicable), in the Optionee’s employment agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between the Optionee and the Company or any of its Subsidiaries (other than an insubstantial, inadvertent and non-recurring breach), or (v) any material violation of any written Company policy after reasonable notice and an opportunity to cure such violation within ten (10) days after the Optionee’s receipt of such notice.

Section 1.6 — Change of Control

“Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person (within the meaning of the Exchange Act and the rules of the U.S. Securities and Exchange Commission thereunder as in effect on the date hereof) or group of Persons of the Ordinary Shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Ordinary Shares; or (b) the occupation of a majority of the seats (other than vacant seats) on the Board by persons who were neither (i) nominated by the Board nor (ii) appointed by directors so nominated. For the avoidance of doubt, a transaction shall not constitute a Change of Control (i) if effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity of the Willis Group (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) and (ii) where all or substantially all of the person(s) who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, all or substantially all of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the ultimate parent entity resulting from such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of such outstanding securities of the Company.

Section 1.7 — Committee

“Committee” shall mean the Compensation Committee of the Board or any successor thereto (or if no such committee is appointed, the Board provided that a majority of the Board are “independent directors” for the purpose of the rules and regulations of the New York Stock Exchange).

Section 1.8 — Earned Date

“Earned Date” shall mean the date that the annual financial results of the Company are issued by the Company.

Section 1.9 — Earned Performance Shares

“Earned Performance Shares” shall mean Shares subject to the Option in respect of which the applicable Performance Objectives, as set out in Section 3.1 and Exhibit 1 to the Acceptance Form, have been achieved and shall become vested and exercisable as set out in Section 3.2.

Section 1.10 — Grant Date

“Grant Date” shall mean [INSERT DATE].

Section 1.11 — Option

“Option” shall mean the option to purchase Ordinary Shares of the Company granted in accordance with this Agreement and the Plan.

Section 1.12 — Option Price

“Option Price” shall mean the price per Share purchased on exercise of the Option, as set forth in the Acceptance Form. The Option Price per Share shall not be less than 100% of the Fair Market Value of one Share on the Grant Date.

Section 1.13 — Performance Period

“Performance Period” shall mean [insert performance period].

Section 1.14 — Performance Objectives

“Performance Objectives” shall mean the performance objectives based on an Adjusted Earnings Per Share or Adjusted Operating Margin that are set forth in Section 3.1(a) and Exhibit 1 to the Acceptance Form.

Section 1.15 — Permanent Disability

The Optionee shall be deemed to have a “Permanent Disability” if the Optionee meets the requirements of the definition of such term, or of an equivalent term, as defined in the Company’s or Subsidiary’s long-term disability plan applicable to the Optionee or, if no such plan is applicable, in the event the Optionee is unable by reason of physical or mental illness or other similar disability, to perform the material duties and responsibilities of his job for a period of 180 consecutive business days out of 270 business days.

Section 1.16 — Person

“Person” shall have the meaning ascribed to such term used in Sections 13(d) and 14(d) of the Exchange Act.

Section 1.17 — Plan

“Plan” shall mean the Hilb, Rogal & Hobbs Company 2007 Share Incentive Plan, as amended from time to time.

Section 1.18 — Pronouns

The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.19 — Shares or Ordinary Shares

“Shares” or “Ordinary Shares” means ordinary shares of the Company, which may be authorised but unissued.

Section 1.20 — Subsidiary

“Subsidiary” shall mean with respect to the Company, a body corporate which is a subsidiary of the Company within the meaning of Section 155 of the Act. For purposes of granting share options or any other “stock rights,” within the meaning of Section 409A of the Code, an entity shall not be considered a Subsidiary if granting any such share right would result in the share right becoming subject to Section 409A of the Code. For purposes of granting U.S. incentive stock options, an entity shall not be considered a Subsidiary if it does not also meet the requirements of Section 424(f) of the Code.

Section 1.21 — Willis Group

“Willis Group” shall mean the Company and its Subsidiaries collectively.

ARTICLE II

GRANT OF OPTIONS

Section 2.1 — Grant of Options

Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, including any country-specific provisions set forth in Schedule B to this Agreement, the Company hereby grants to the Optionee an Option to purchase all or part of the aggregate number of Shares, as stated in the Acceptance Form. In circumstances where Optionee is required to enter into the Agreement of Restrictive Covenants and Other Obligations set forth in Schedule C, the Optionee agrees that the grant of an Option pursuant to this Agreement is sufficient consideration for the Optionee entering into such agreement.

Section 2.2 — Option Price

Subject to Section 2.4, the Option Price of each Share subject to the Option shall be as stated in the Acceptance Form.

Section 2.3 — Employment Rights

Subject to the terms of the Agreement of Restrictive Covenants and Other Obligations where applicable, the rights and obligations of the Optionee under the terms of his office or employment with the Company or any Subsidiary shall not be affected by his participation in this Plan or any right which he may have to participate in it. The Option and the Optionee’s participation in the Plan will not be interpreted to form an employment agreement with the Company or any Subsidiary. The Optionee hereby waives any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to earn, vest in or exercise any Option as a result of such termination. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

Section 2.4 — Adjustments Upon a Change in Ordinary Shares

In accordance with and subject to Article X of the Plan, in the event that the Shares subject to any Option are, from time to time, changed into or exchanged for a different number or kind of Shares or other securities, by reason of a (i) share dividend, share split-up, subdivision or consolidation of shares or other similar changes in capitalization; (ii) spin-off, spin-out, split-up, split-off, or other such distribution of assets to shareholders; or (iii) direct or indirect assumptions and/or conversions of outstanding Options due to an acquisition of the Company, then the terms of the Option shall be adjusted as the Committee shall determine to be equitably required, provided the number of Shares subject to the Option shall always be a whole number. Any such adjustment or determination made by the Committee shall be final and binding upon the Associate, the Company and all other interested persons.

Section 2.5 — Clawback Policy

The Company may cancel all or part of the Option or require payment by the Optionee to the Company of all or part of any amount or Shares received by the Optionee following the exercise of the Option pursuant to the Company’s Clawback Policy dated December 2009, as amended from time to time, except to the extent prohibited under applicable law.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1 — Commencement of Earning

(a) Subject to Sections 3.1(b) and 3.1(d), the Shares subject to Option shall become Earned Performance Shares as of the Earned Date and shall become eligible to vest and become exercisable in accordance with the provisions of

Section 3.2 if and to the extent that the Performance Objectives set out in Targets 1 (50% of Target Number of Shares) and 2 (50% of Target Number of Shares) of Exhibit 1 to the Acceptance Form are attained and subject to the Optionee being in the employment of the Company or any Subsidiary at each respective vesting date as set forth in Section 3.2 below.

(b) The Optionee understands and agrees that the terms under which the Option shall become Earned Performance Shares as described in Section 3.1(a) above and in Exhibit 1 to the Acceptance Form is confidential and the Optionee agrees not to disclose, reproduce or distribute such confidential information concerning the Company, except as required in the course of the Optionee’s employment with the Company or one of its Subsidiaries, without the prior written consent of the Company. The Optionee’s failure to abide by this condition may result in the immediate cancellation of the Option.

(c) As promptly as practicable following the Performance Period, the Committee shall determine whether the applicable Performance Objectives were attained, and based on such determination, shall declare the number of Shares subject to the Option that shall become Earned Performance Shares. Anything to the contrary in this Section 3.1 and Exhibit 1 to the Acceptance Form notwithstanding, the Committee retains sole discretion to determine the number of Shares subject to the Option that will become Earned Performance Shares.

(d) If prior to the end of the Performance Period, (i) the Optionee’s employment terminates for reasons other than Cause, or (ii) there is a Change of Control, the Committee, may, in its sole discretion deem the Performance Objectives to be attained at the level (not to exceed the maximum level) determined by the Committee as to all or part of the unearned Shares underlying the Option and deem them to be Earned Performance Shares.

(e) All Shares subject to the Option that are not declared by the Committee to be Earned Performance Shares shall be forfeited immediately on the earlier of the Optionee’s termination of employment or the date that the Committee makes a determination on whether the Performance Objectives were attained.

Section 3.2 — Commencement of Vesting and Exercisability

(a) Subject to the Optionee’s continued employment with the Willis Group through the applicable vesting date (set forth in the left column), the Earned Performance Shares shall vest and become exercisable in accordance with Section 3.2 below:

Percentage of Earned
Date Earned Performance Shares	Performance Shares that Become
Become Vested and Exercisable	Vested and Exercisable
Second anniversary of Grant Date [INSERT DATE]	[insert]	%
Third anniversary of Grant Date [INSERT DATE]	[insert]	%
Fourth anniversary of Grant Date [INSERT DATE]	[insert]	%
Fifth anniversary of Grant Date [INSERT DATE]	[insert]	%

(b) In the event of a termination of the Optionee’s employment as a result of death or Permanent Disability, then (i) the Earned Performance Shares and the Option in respect thereof shall become immediately vested and exercisable with respect to all of the Shares underlying such Option through the time period set forth in Section 3.3(b) below, and (ii) as of the date of termination of employment, any portion of the Option which then has not become an Earned Performance Share shall immediately terminate and will at no time be exercisable.

(c) Notwithstanding anything herewith to the contrary the Option over Earned Performance Shares that have not yet vested shall immediately terminate and will at no time become exercisable, except that the Committee may, for termination of employment for reasons other than death, Permanent Disability or Cause, determine in its sole discretion that the Option over the Earned Performance Shares that have not yet vested and become exercisable, shall become vested and exercisable.

(d) In the event of a termination of the Optionee’s employment for any reason other than death or Permanent Disability, then the Earned Performance Shares that have vested and become exercisable and the Option in respect thereof shall remain exercisable through the time period set forth in Section 3.3 (b) below.

(e) Unless otherwise determined by the Committee, in its sole discretion, the termination date for purposes of this Section 3.2 and the Agreement will be the later of (i) the last day of the Optionee’s active employment with the Company or any Subsidiary or (ii) the last day of any notice period or garden leave, as provided for under the Optionee’s employment or service contract or local law.

(f) In the event of a Change of Control (as defined in the Agreement), the Option shall not automatically vest and become exercisable and the Committee shall have the sole discretion to accelerate the vesting of unvested Earned Performance Shares without regard to whether the Earned Performance Shares are assumed or substituted by a successor company.

Section 3.3 — Expiration of Options

(a) The Option shall immediately lapse upon the termination of the Optionee’s employment, subject to, and except as otherwise specified within, the terms and conditions of Section 3.2 above.

(b) The Option over Earned Performance Shares that has become vested and exercisable in accordance with Section 3.2 will cease to be exercisable by the Optionee upon the first to occur of the following events:

(i) The eighth anniversary of the Grant Date; or

(ii) Twelve months after the date of the Optionee’s termination of employment by reason of death or Permanent Disability; or

(iii) Ninety days after the date of any termination of the Optionee’s employment by the Company or its Subsidiary for any reason other than (A) death or Permanent Disability or (B) where the Committee has exercised its discretion in accordance with Section 3.2(c) above; or

(iv) Six calendar months after the date of termination of the Optionee’s employment provided the Committee has exercised its discretion pursuant to Section 3.2(c) above and termination is other than for Cause; or

(v) If the Committee so determines pursuant to Section 3.2(e) of this Agreement, the effective date of a Change of Control, so long as the Optionee has a reasonable opportunity to exercise his Options prior to such effective date.

(c) The Optionee agrees to execute and deliver the following agreements or other documents in connection with the grant of the Option within the period set forth below:

(i) the Optionee must execute the Agreement of Restrictive Covenants and Other Obligations pursuant to Article VII below, if applicable, and deliver it to the Company within 45 days of the receipt of this Agreement;

(ii) the Optionee must execute the Acceptance Form and deliver it to the Company within 45 days of the receipt of this Agreement; and

(iii) the Optionees who are resident in the United Kingdom must execute the form of joint election as described in terms set forth in Schedule B for the United Kingdom and deliver it to their employing company within 45 days of the receipt of this Agreement.

(d) The Committee may, in its sole discretion, cancel the Option, if the Optionee fails to execute and deliver the agreements and documents within the period set forth in Section 3.3(c) or fails to meet the requirements set forth in Section 3.1(a) and Exhibit 1 to the Acceptance Form.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1 — Person Eligible to Exercise

During the lifetime of the Optionee, only he may exercise an Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.3, be exercised by any person empowered to do so under the Optionee’s will or under then applicable laws of inheritance.

Section 4.2 — Partial Exercise

Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3; provided, however, that any partial exercise shall be for whole Shares only.

Section 4.3 — Manner of Exercise

An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office or the Company’s agent if so directed all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.3:

(a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee and made available to the Optionee (or such other person then entitled to exercise the Option);

(b) Full payment (in cash, by cheque, electronic transfer, by way of a cashless exercise with a broker as approved by the Company, by way of surrender of Shares to the Company, by withholding in Shares to be issued upon Option exercise as approved by the Company in its sole discretion, or by a combination thereof) of the Option Price for the Shares with respect to which such Option or portion thereof is exercised, provided the Shares surrendered or withheld have a Fair Market Value (determined as of the day preceding the date of exercise) that is not less than such Option Price or part thereof and any Tax-Related Items (as defined in (d) below);

(c) Full payment to the Company or any Subsidiary, by which the Optionee is employed (the “Employer”) of all income tax, payroll tax, payment on account, and social insurance contributions amounts (“Tax”) which, under federal, state, local or foreign law, it is required to withhold upon exercise of the Option; and

(d) In a case where any Employer is obliged to (or would suffer a disadvantage if it were not to) account for any Tax (in any jurisdiction) for which the Optionee is liable by virtue of the Optionee’s participation in the Plan and/or any social security contributions recoverable from and legally applicable to the Optionee (the “Tax-Related Items”), the Optionee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee may elect to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i) withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer; or

(ii) withholding from proceeds of the sale of Shares issued at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization); or

(iii) withholding in Shares to be issued at exercise of the Option, to the extent the Company permits this withholding method.

To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for

Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Optionee is deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Optionee’s participation in the Plan.

Finally, the Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described.

(e) In the event the Option or any portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

Without limiting the generality of the foregoing, the Committee may prior to exercise, require an opinion of counsel reasonably acceptable to it to the effect that any subsequent transfer of Shares acquired on exercise of an Option does not violate the Exchange Act and may issue stop-transfer orders in the U.S. covering such Shares.

Section 4.4 — Conditions to Issuance of Shares

The Earned Performance Shares to be delivered upon the exercise of an Option, or any portion thereof, in accordance with Section 3.2 of this Agreement may be either previously authorized but unissued Shares or issued Shares held by any other person. Such Shares shall be fully paid. The Company shall not be required to issue or deliver any certificates representing such Shares or their electronic equivalent issued upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The obtaining of approval or other clearance from any state, federal, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(b) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

Section 4.5 — Rights as Shareholder

The Optionee shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares that may be received upon the exercise of the Option or any portion thereof unless and until certificates representing such Shares or their electronic equivalent shall have been issued by the Company to the Optionee.

ARTICLE V

ADDITIONAL TERMS AND CONDITIONS OF OPTION

Section 5.1 — Nature of Grant

In accepting the Option, the Optionee acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time;

(b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c) all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;

(d) the Optionee’s participation in the Plan is voluntary;

(e) the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation under any pension arrangement;

(f) the Option and any Shares acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to past services for, the Employer, the Company or a Subsidiary;

(g) the future value of the Shares underlying the Option is unknown and cannot be predicted with certainty;

(h) if the Optionee exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Option Price; and

(i) no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or Shares acquired upon exercise of the Option in the event of the Optionee’s termination of employment (whether or not in breach of contract or local labor laws and whether or not later found to be invalid), and in consideration of the grant of the Option to which the Optionee is otherwise not entitled, the Optionee irrevocably agrees never to institute any claim against the Company or any Subsidiary, waives his ability, if any, to bring any such claim, and releases the Company and any Subsidiary from any such claim.

Section 5.2 — No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the issuance of Shares upon exercise of the Option or sale of the Shares. The Optionee is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

ARTICLE VI

DATA PRIVACY NOTICE AND CONSENT

Section 6 — Data Privacy

(a) The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

(b) The Optionee understands that the Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

(c) The Optionee understands that Data will be transferred to Morgan Stanley Smith Barney or to any other third party assisting in the implementation, administration and management of the Plan. The Optionee understands that the recipients of the Data may be located in the Optionee’s country or elsewhere, and that the recipients’ country (e.g., Ireland) may have different data privacy laws and protections from the Optionee’s country. The Optionee understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting his local human resources representative. The Optionee authorizes the Company, Morgan Stanley Smith Barney and any other recipients of Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that he may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. The Optionee understands, however, that refusing or withdrawing his consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that he may contact his local human resources representative.

ARTICLE VII

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS

Section 7 — Restrictive Covenants and Other Obligations

In consideration of the grant of an Option, the Optionee shall enter into the Agreement of Restrictive Covenants and Other Obligations, a copy of which is attached hereto as Schedule C. In the event the Optionee does not sign and return the Agreement of Restrictive Covenants and Other Obligations within 45 days of the receipt of this Agreement, the Committee may, in its sole discretion, cancel the Option. If no such agreement is required, Schedule C shall state none or not applicable.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 — Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options. In its absolute discretion, the Committee may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 8.2 — Options Not Transferable

Neither the Options nor any interest or right therein or part thereof shall be subject to the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 8.2 shall not prevent transfers made solely for estate planning purposes or under a will or by the applicable laws of inheritance.

Section 8.3 — Binding Effect

The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

Section 8.4 — Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at the following address:

Willis Group Holdings Public Limited Company
c/o Willis North America, Inc.
One World Financial Center
New York, NY 10281
Attention: Share Plans

and any notice to be given to the Optionee shall be at the address set forth in the Option Acceptance Form.

By a notice given pursuant to this Section 8.4, either party may hereafter designate a different address for notices to be given to him. Any notice that is required to be given to the Optionee shall, if the Optionee is then deceased, be given to the Optionee’s personal representatives if such representatives have previously informed the Company of their status and address by written notice under this Section 8.4. Any notice shall have been deemed duly given when sent by facsimile or enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or the United Kingdom’s Post Office or in the case of a notice given by an Optionee resident outside the United States of America or the United Kingdom, sent by facsimile or by a recognized international courier service.

Section 8.5 — Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 8.6 — Applicability of Plan

The Options and the Earned Performance Shares underlying the Options shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the Options. With the exception of the definition of Change of Control, in the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Section 8.7 — Amendment

The Committee shall have authority to make such amendments to this Agreement as are consistent with the Plan.

Section 8.8 — Governing Law

This Agreement shall be governed by, and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of law provisions, provided; however, that the Agreement of Restrictive Covenants and Other Obligations, if applicable, shall be governed by and construed in accordance with the laws specified in that agreement.

Section 8.9 — Jurisdiction

The courts of the state of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Agreement and, for such purposes, the parties hereto irrevocably submit to the jurisdiction of such courts; provided, however, where applicable, that with respect to the Agreement of Restrictive Covenants and Other Obligations the courts specified in such agreement shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with that agreement.

Section 8.10 — Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Further, this Agreement has been executed on behalf of the Company electronically and the Optionee accepts the electronic signature of the Company.

Section 8.11 — Language

If the Optionee has received this Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

Section 8.12 — Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Section 8.13 — Schedule B

The Option shall be subject to any special provisions set forth in Schedule B for the Optionee’s country of residence, if any. If the Optionee relocates to one of the countries included in Schedule B during the life of the Option, the special provisions for such country shall apply to the Optionee, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Schedule B constitutes part of this Agreement.

Section 8.14 — Imposition of Other Requirements

The Company reserves the right to impose other requirements on the Option and the Shares acquired upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 8.15 — Counterparts

This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Company and the Optionee have each executed this Agreement.

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

By:
Name:

Title:

SCHEDULE A

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

ACCEPTANCE FORM TO SHARE OPTION AWARD AGREEMENT

HILB, ROGAL & HOBBS COMPANY

2007 SHARE INCENTIVE PLAN

(as amended and restated on December 30, 2009 by Willis Group Holdings Limited and as
amended and restated and assumed by Willis Group Holdings Public Limited Company on
December 31, 2009)

Name

Number of Shares Granted Under Option
Grant Date	[TBD]
Option Price	[TBD]

I accept the grant of the Option under the Hilb, Rogal & Hobbs 2007 Share Incentive Plan, as amended from time to time and I agree to be bound by the terms and conditions of the Option Agreement dated [TBD] and any country-specific terms set forth in Schedule B, thereto.

Signature:
Address:

Once completed, please return one copy of this form to:

Share Plans
Willis Group Holdings Public Limited Company
c/o Willis North America, Inc.
One World Financial Center
New York, NY 10281
U.S.A.

This form should be returned to the above address within 45 days of receipt. Your option may be cancelled if your form is not received by that date.

EXHIBIT 1

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

ACCEPTANCE FORM TO SHARE OPTION AWARD AGREEMENT

HILB, ROGAL & HOBBS COMPANY

2007 SHARE INCENTIVE PLAN

(as amended and restated on December 30, 2009 by Willis Group Holdings Limited and as
amended and restated and assumed by Willis Group Holdings Public Limited Company on
December 31, 2009)

Performance Period: [Insert]
Earned Date: Publication of Company’s Annual Financial Results

Target 1: Adjusted Operating Margin (“OM”) Target [INSERT]%
Percentage of Option Shares Subject to Target 1: 50%

	89% or below	90-94%	95-99%
	(OM of [INSERT] or	(OM of	(OM of
Performance Scale:*	below)	[INSERT])	[INSERT])	100% or above

Percentage of Earned Performance Shares:	0%	80-89%	90-99%	100%

Target 2: Adjusted Earnings Per Share (“EPS”) Target $[INSERT]
Percentage of Option Shares Subject to Target 2: 50%

	89% or below	90-94%	95-99%
	(EPS of $[INSERT]or	(EPS of	(EPS of
Performance Scale:*	below)	[INSERT])	$[INSERT])	100% or above

Percentage of Earned Performance Shares:	0%	80-89%	90-99%	100%

*	Performance between amounts is subject to interpolation.

SCHEDULE B

WILLIS GROUP HOLDINGS

COUNTRY-SPECIFIC APPENDIX TO OPTION AGREEMENT

HILB ROGAL & HOBBS COMPANY

2007 SHARE INCENTIVE PLAN

(as amended and restated on December 30, 2009 by Willis Group Holdings Limited and as
amended and restated and assumed by Willis Group Holdings Public Limited Company on
December 31, 2009)

Terms and Conditions

This Schedule B includes additional terms and conditions that govern the Option granted to the Optionee under the Hilb Rogal & Hobbs 2007 Share Incentive Plan, as amended from time to time (the “Plan”) if the Optionee resides in one of the countries listed below. This Schedule B forms part of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.

Notifications

This Schedule B also includes information based on the securities, exchange control and other laws in effect in the Optionee’s country as of June 2011. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information noted herein as the only source of information relating to the consequences of the Optionee’s participation in the Plan because the information may be out of date at the time the Optionee exercises the Option under the Plan.

In addition, the information is general in nature. The Company is not providing the Optionee with any tax advice with respect to the Option. The information is provided below may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of any particular result. Accordingly, the Optionee is strongly advised to seek appropriate professional advice as to how the tax or other laws in the Optionee’s country apply to the Optionee’s situation.

Finally, if the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working, transfers employment after this Option is granted, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Optionee, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Optionee.

UNITED KINGDOM

Terms and Conditions

Tax Withholding Obligations.  The following provisions supplement Section 4.3(d) of the Agreement:

The Optionee agrees that if he or she does not pay or the Employer or the Company does not withhold from the Optionee the full amount of Tax-Related Items that the Optionee owes at exercise of the Option, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Option (the “Taxable Event”), within 90 days after the Taxable Event or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount of any uncollected income taxes will constitute a benefit to Participant on which additional income tax and national insurance contributions (including the Employer’s NICs, as defined below) will be payable. The Optionee acknowledges that the Company or the Employer may recover any such additional income tax and NICs at any time thereafter by any of the means referred to in the Section 4.3(d) of the

Agreement, although the Optionee acknowledges that the Optionee ultimately will be responsible for reporting any income tax or National Insurance Contributions (“NICs”) due on this additional benefit directly to HMRC under the self-assessment regime.

Joint Election

If the Optionee is a U.K. tax resident, the grant of this Option is conditional upon the Optionee hereby agreeing to accept any liability for any employer National Insurance contributions (“Employer NICs”) which may be payable by the Employer in connection with the exercise, assignment, release or cancellation of any Option. The Optionee may elect that the Employer NICs may be collected by the Company or the Employer using any of the methods described in Section 4.3 of the Agreement. Without prejudice to the foregoing, the Optionee agrees to execute a joint election with the Company and/or the Employer (“Election”), the form of such Election being formally approved by Her Majesty’s Revenue & Customs (“HMRC”), and any other consent or elections required to accomplish the transfer of the Employer NICs to the Optionee. The Optionee further agrees to execute such other joint elections as may be required between the Optionee and any successor to the Company and/or the Employer. If the Optionee does not make an Election prior to the vesting of the Option or if approval to the Election is withdrawn by HMRC and a new Election is not entered into, without any liability to the Company, the Employer or any Subsidiary of the Company, the Option shall become null and void without any liability to the Company and/or the Employer and may not be exercised by the Optionee.

UNITED STATES OF AMERICA

Notifications

Tax Information

The Option is not an incentive stock option within the meaning of Section 422 of the Code.